CONSULTATION AGREEMENT

Agreement made this 15th day of September, 1998, between Luminart Corp. (hereinafter referred to as "Corporation"), and HBL & Associates (hereinafter referred to as "Consultant"):

                               Recitals:

In consideration of the mutual promises contained in this agreement, the contracting parties agree as follows:

Consultant specializes in international finance, marketing and advertising. This contract is not designed to conflict with employment or consulting agreements any in which Consultant is currently engaged.

The Corporation desires to engage the services of the Consultant to perform consulting services in international finance marketing, advertising and promotional areas of the Corporation's business.

The Consultant desires to consult with the Board of Directors, the Officers of the Corporation, and certain administrative staff members of the Corporation, and to undertake for the Corporation consultation as to the Corporation's and its subsidiaries' marketing, advertising and promotional activities.

                              Agreement

1. The initial term of this Agreement shall be for a period of six (6) months commencing on the date first appearing above. In addition to the initial term, the term of this Agreement shall be automatically extended for up to three additional six month periods, unless either party shall give written notice of its desire not to extend within twenty (20) days of the end of the proceeding term. This Agreement may be terminated by either party only in accordance with the terms and conditions set forth in Paragraph 6 below.

                     Services Provided by Consultant

2. Consultant will provide consulting services upon the reasonable request of the Corporation in connection with the Corporation's marketing, advertising and promotion areas of all activities undertaken by the Corporation or its subsidiaries. Consultant may provide such services, to the extent practicable, by telephone, correspondence and E-mail. Consultant shall not be required to devote more than 40 hours in any month to performing the services.

                            Compensation

3. In consideration for the services provided by Consultant to Corporation, the Corporation shall pay or cause to be delivered to the Consultant, as promptly as possible following execution of this Agreement, the following:

a. Within ten (10) business days from this date written above, the Corporation shall issue to Consultant or its designee 200,000 shares of the Corporation's common stock. Consultant shall have "piggy back" registration rights pari passu with any other shareholders having such rights. In addition, to the extent the Corporation is eligible for such registration, Consultant may require the Corporation to file an S-8 Registration with respect to Consultant's warrants and the underlying common stock. In addition, the Corporation shall issue to Consultant or its designee warrants to purchase 60,000 shares of the Corporation's common stock. The warrants shall be divided into three 20,000 share lots and shall be exercisable under the following terms and conditions: (1) a lot of 20,000 shares may be exercised after the end of the initial six month term of this Agreement at an exercise price which is the lower of $1.00 per share or the average Bid price of the Corporation's stock for a period of thirty days prior to the exercise date; (2) a second lot of 20,000 shares may be exercised after the end of the first six month extension of this Agreement at an exercise price which is the lower of $1.50 per share or the average Bid price of the Corporation's stock for a period of thirty days prior to the exercise date; and (3) the third lot of 20,000 shares may be exercised after the end of the second six month extension of this Agreement at an exercise price which is the lower of $2.00 per share or the average Bid price of the Corporation's stock for a period of thirty days prior to the exercise date.

If this Agreement is not renewed for a second six month period as set forth in paragraph 1 above, the unexercised warrants shall be void and of no force or effect.

                    Representation of Corporation

4. (a) The Corporation, upon entering this Agreement, hereby warrants and represents to the Consultant that all statements, either written or oral, made by the Corporation to the Consultant are true and accurate, and contain no misstatements of a material fact. The Corporation acknowledges that the information it delivers to the Consultant will be used by the Consultant in preparing materials regarding the Company's business, including but not necessarily limited to, its financial condition, for dissemination to the public. Therefore, in accordance with Paragraph 5 below, the Corporation shall defend, indemnity hold harmless the Consultant from any and all losses, costs, expenses, claims, demands, actions, debts, obligations, suits, judgments or proceedings arising out of or relating to any actual or alleged errors, omissions, misstatements, negligent or intentional misrepresentations, in connection with all information furnished by Corporation to Consultant, in accordance with and pursuant to the terms and conditions of this Agreement for whatever purpose or purposes the Consultant sees fit to use said information. The Corporation further represents and warrants that as to all matters set forth within this Agreement, the Corporation has had independent legal counsel and will continue to maintain independent legal counsel to advise the Corporation of all matters.

                         Limited Liability

5. With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant, or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to the willful misconduct of Consultant or Consultant's employees.

                             Termination

6. This Agreement may be terminated by either party upon the giving of not less than sixty (60) days written notice, delivered to the parties at such address or addresses as set forth in Paragraph 7, below. In the event this Agreement is terminated by the Corporation, all compensation paid by Corporation to the Consultant shall be deemed earned. In the event this Agreement is terminated by Consultant, a portion of the compensation paid by Corporation to Consultant shall be "back-charged" to Consultant, and payable to the Corporation as follows:

(a) In the event the Agreement is terminated by the Consultant in months 1 through 6, Consultant shall return to Corporation a portion of the shares, determined as follows: (1) one-half (1/2) of the shares shall be deemed earned upon the signing of this Agreement, and shall not be subject to being returned; (2) the remaining one-half (1/2) of the shares shall be deemed to vest on the last day of each of months one through six, inclusive, at the rate of eight thousand three hundred thirty-three and one-third (8,333 1/3) shares per month, and Consultant shall be required to return all unvested shares as of the date of such termination.

(b) In the event Consultant is required to return any unvested shares to Corporation pursuant to Paragraph 6(a) above, Consultant may, at Consultant's option, either pay the Corporation cash an amount equal to the fair market value of the unvested shares, or return that number of shares of the Corporation for cancellation. The fair market value of bid shares for purposes of repayment of shares, shall be the bid price of said shares as of the date shares are tendered back to the Corporation. If there is no bid price, then the price shall be agreed to by the parties, or, in the event the parties fail to so agree, the price shall be determined by appraisal by a mutually agreeable appraiser, or by arbitration in accordance with Paragraph 8 below.

                              Notices

7. Notices to be sent pursuant to the terms and conditions of this Agreement, shall be sent as follows:

Luminart Corp.
c/o Shawn Hackman
3360 West Sahara Avenue, Suite #200
Las Vegas, NV  89102

HBL & Associates
45 Wall Street, Suite 2201
New York, NY  10005

Arbitration

8. In connection with any controversy or claim arising out of or relating to this Agreement, the parties hereto agree that such controversy shall be submitted to arbitration, which arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any award rendered as a result of the arbitration of any dispute herein, shall upon being rendered by the arbitrators be submitted to a Court of competent jurisdiction within the State of California or in any state where a party to this action maintains its principal business or is a corporation incorporated in said state. In the event any arbitration arises out of or in connection with this Agreement between parties hereto, the prevailing party in such litigation shall be entitled to recover from the other parties, all reasonable attorney's fees, expenses and costs, including those associated within the appellate or post judgment collection proceedings.

                             Governing Law

9. This Agreement shall be construed under and in accordance with the laws of the State of Nevada, and all obligations of the parties created under it are performed in Nevada, venue for said arbitrations shall be in Nevada, and all parties hereby consent to that venue as the proper jurisdiction for said proceedings provided herein.

                             Parties Bound

10. This Agreement shall be binding on and inure to the benefit of the contracting parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this Agreement.

                           Legal Construction

11. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability shall not affect any other provisions, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

                     Prior Agreements Superseded

12. This Agreement constitutes the sole and only Agreement of the contracting parties and supersedes any prior understandings or written or oral agreements between the respective parties hereto.

             Multiple Copies or Counterparts of Agreement

13. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original, and all of such counterparts taken together shall have the effect of a fully executed original. Further, this Agreement may be signed by the parties and copies hereof delivered to each party by way of facsimile transmission, and such facsimile copies shall be deemed original copies for all purposes if original copies of the parties' signatures are not delivered.

                                 Headings

14. Headings used throughout this Agreement are for reference and convenience, and in no way define, limit or describe the scope or intent of this Agreement or effect its provisions.

IN WITNESS WHEREOF, the parties have set their hands and seal as of the date written above.

                                 Luminart Corp.


                                 By: /s/  Wm. Michael Reynolds
                                 Wm. Michael Reynolds, CEO


                                 HBL & Associates


                                 By: /s/  Lawrence S. Erber
                                 Lawrence S. Erber, President